Exhibit 10.25
Execution Version

AMENDMENT TO
SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT TO SECURITIES PURCHASE AGREEMENT, dated January 15, 2016 (this “Amendment”), is made by and among Townsend Holdings, LLC, a Delaware limited liability company (the "Company"), NorthStar Asset Management Group Inc., a Delaware corporation (the "Purchaser"), and Townsend Acquisition LLC, a Delaware limited liability company (in such capacity, the "Representative"). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Purchase Agreement (as hereinafter defined).
WHEREAS, the Company, the Purchaser, the Representative, and the Sellers have entered into that certain Securities Purchase Agreement, dated October 15, 2015, which provides, among other things, for the acquisition by the Purchaser of certain direct and indirect securities in the Company, upon the terms and conditions set forth therein (as it may be amended, the "Purchase Agreement"); and
WHEREAS, pursuant to Section 14.11 of the Purchase Agreement, the parties desire to amend the Purchase Agreement as hereinafter provided and, pursuant to Section 14.01(b) of the Purchase Agreement, Representative is authorized to enter into this Amendment on behalf of Sellers.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Agreements and Amendments.
a.    The parties hereby amend and restate Section 2.01 of the Purchase Agreement as follows:
"The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis LLP ("K&E") located at 300 North LaSalle Street, Chicago, Illinois 60654, or remotely via electronic exchange of documents and signatures, at 10:00 a.m. local time on January 29, 2016, unless any of the conditions set forth in Sections 3.01(f), 3.01(h) or Section 3.02(f) have not been fully satisfied or duly waived as of such time in which case, on the second (2nd) Business Day following full satsifaction or due waiver (by the party entitled to the benefit of such condition) of all of the conditions set forth in Sections 3.01(f), 3.01(h) or Section 3.02(f), or on such other date as is mutually agreeable to the Purchaser and the Company. The date and time of the Closing are referred to herein as the "Closing Date."
b.    For all purposes under the Purchase Agreement, the Aggregate Consented Client Closing Revenue Run Rate shall be deemed to be equal to 99.05% of the Aggregate Base Revenue Run Rate; provided that, in the event any additional Consents (i.e., Consents that have not previously been included in the calculation of Aggregate Consented Client Closing Revenue Run Rate) with respect to Existing Clients or New Clients are received by the Company following the Reference Date and on or before the second (2nd) Business Day prior to the Closing Date, the Aggregate Consented Client Closing Revenue Run Rate shall be adjusted to reflect any such Consent or New

Client (up to 100% of the Aggregate Base Revenue Run Rate and, with respect to any Consents for New Clients, reflecting the 50% adjustment described in Section 1.03 of the Purchase Agreement) for all purposes of the Agreement, including the payment of the Closing Payment.
c.    The parties hereby amend Section 13.01 of the Purchase Agreement by adding the following defined term:
""Reference Date" means January 14, 2016."
d.    The parties hereby amend and restate the definitions of Cash, Indebtedness, Net Working Capital, and Transaction Expenses and Sections 1.04(a)(i), 1.04(b), 8.13 of the Purchase Agreement by deleting from such definitions or Sections the term "the Closing Date" and substituting the term "the Reference Date". All calculations of the Closing Cash Consideration, Additional Consideration, the Final Cash Consideration (and the various components thereof) shall be as of the Reference Date, and not as of the Closing Date; provided that in connection with the calculation of the Final Cash Consideration, the calculation of “Cash” as of the Reference Date shall be reduced by (i) any Over Payment Amount pursuant to Section 2.02(i) and (ii) any amounts paid by the Company as tax distributions after the date hereof pursuant to Section 4.2 of the LLC Agreement prior to the Closing Date.
e.    For all purposes under the Purchase Agreement, including Article X, (i) all conditions to the Purchaser's obligations contained in Section 3.01 of the Purchase Agreement have been satisfied, other than the conditions contained in Section 3.01(f), Section 3.01(h) and Section 3.01(i) of the Purchase Agreement and (ii) all conditions to the Sellers’ obligations contained in Section 3.02 of the Purchase Agreement have been satisfied, other than the conditions contained in Section 3.02(f) and with respect to Purchaser’s obligation to deliver the Closing Payment pursuant to Section 2.02(a) of the Purchase Agreement and such other payments required by Sections 2.02(c), 2.02(e), 2.02(f) and 2.02(i) of the Purchaser Agreement.
f.

(i) The parties hereby amend the following provisions of the Purchase Agreement by deleting the phrase "the Closing Date" and inserting "the Reference Date": Section 3.01(a)(i), Section 3.02(a)(i), Section 12.02(a)(i), Section 12.03(a)(i), 12.03(a)(iii) and Section 12.03(b).

(ii) The parties hereby add the following at the end of Section 12.03(a)(i): "other than the representations and warranties set forth in Sections 4.04 and 5.02, which shall be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date."
(iii) The parties hereby add the following at the end of Section 12.03(b)(i): "other than the representations and warranties set forth in Sections 6.02 and 6.03, which shall be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date."

(iv) The parties hereby amend and restate Section 3.01(a)(iii) in its entirety as follows: “(iii) the Company Fundamental Reps shall be true and correct in all respects as of the Reference Date and the representations and warranties set forth in Sections 4.04, 5.02, 6.02 and 6.03 shall be true and correct in all respects as of the Closing Date, in each case, other than any de minimis breach thereof.

(v) The parties hereby amend and restate Section 3.02(a)(ii) in its entirety as follows: “(ii) the Purchaser Fundamental Reps shall be true and correct in all respects as of the Reference Date and the representations and warranties set forth in Section 7.02 shall be true and correct in all respects as of the Closing Date, in each case, other than any de minimis breach thereof.”

g.    The parties hereby amend Section 2.02 of the Purchase Agreement by adding the following as a new clause (i) at the end of Section 2.02:
"In addition to the amounts contemplated by clause (a) above, the Purchaser shall deliver to the Paying Agent, on behalf of the Sellers, by wire transfer of immediately available funds to the account(s) designated in writing by the Paying Agent prior to the Closing an amount equal to (A) the Closing Payment (not including any amounts attributable to Consents and New Clients received after the Reference Date), multiplied by (B) 5% multiplied by (C) a ratio, (1) the numerator of which is the number of days between the Reference Date and the Closing Date and (2) the denominator of which is 365. Such payment shall be paid by the Paying Agent to the Sellers in the same manner as contemplated by Section 2.02(b). Notwithstanding the foregoing, in the event that the Closing Payment is greater than the Final Closing Payment, in connection with any post-Closing adjustment payment contemplated by Section 1.05(b), the parties shall make an appropriate adjustment to the payment contemplated by this Section 2.02(i) to reflect any related overpayment of the amount determined pursuant to this Section 2.02(i) (an "Over Payment Amount")."
h.    The parties hereby amend Section 8.01(b)(v) of the Purchase Agreement by deleting the words "non-cash" and adding the phrase "(other than tax distributions pursuant to Section 4.2 of the LLC Agreement)" immediately following the word "distributions".
i.    The parties hereby amend and restate the definition of "Escrow Funds" in Section 13.01 of the Purchase Agreement in its entirety, as follows:
"Escrow Funds" means, of any particular time, the then-remaining and available amount held by the Escrow Agent pursuant to the Escrow Agreement or by the trustee of the trust contemplated by the Escrow Agreement."
j.    The parties hereby amend and restate the definition of "New Operating Agreement" in Section 13.01 of the Purchase Agreement in its entirety, as follows:
""New Operating Agreement" means the Third Amended and Restated Limited Liability Company Agreement of the Company, executed as of January 14, 2016 and effective as of the Closing."

k.     Exhibit B to the Purchase Agreement is hereby amended and restated in its entirety by Annex A hereto.

l.     The parties acknowledge and agree that, notwithstanding anything in the Agreement to the contrary, the steps of the Restructuring Transactions set forth in Sections 1.01(a)(i) through (v) closed into escrow on January 13, 2016 pending execution of this Amendment and the Closing.

m.     The parties hereto agree that for all Tax purposes Purchaser shall be treated as acquiring beneficial ownership of certain direct and indirect securities in the Company pursuant to the Purchase Agreement as of the Reference Date, and accordingly, for all Tax purposes (including, but not limited to, allocations of taxable income by the Company), the Closing shall be treated as occurring on the Reference Date, and all parties hereto shall report consistently therewith.  All tax provisions in the Purchase Agreement (including, but not limited to, the calculation of Seller Taxes and the application of Section 11.03(i)) shall be applied as if the Closing, and all transaction related thereto (other than the Restructuring Transactions, which are the subject of the immediately succeeding sentence), occurred on the Reference Date. Notwithstanding anything to the contrary herein or in the Purchase Agreement, it being understood that (x) Sellers shall be solely responsible for all Taxes resulting from the transactions contemplated by the Purchase Agreement including the Restructuring Transactions and Seller Taxes shall include such Taxes, and (y) Sellers (and not the Purchaser) shall be treated for all Tax purposes (including, but not limited to, allocations of taxable income of GTCR Splitter) as the beneficial owner of Blocker II and GTCR Splitter at all times, and all parties hereto shall report consistently therewith.  In the event that any taxing authority disagrees with the positions described herein, the parties hereto shall defend such positions diligently and in good faith, and if such positions are ultimately not sustained, the parties hereto shall work together in good faith to allocate any additional Tax burden that results from such positions not being sustained between the parties consistently with the parties’ economic expectations as implied by this Section 1(m).

2.    Closing. On or before the close of business on January 14th, 2016, the parties to the Purchase Agreement will deliver all signature pages to the various agreements and documents required to be delivered at the Closing into escrow with the parties' legal counsel. Such signature pages will be automatically released from escrow, and the related agreements and documents (other than as set forth in Section 1(l) above) will be deemed for all purposes to have been executed, on the Closing Date upon the receipt by the applicable payees of the various payments contemplated by Section 2.02 of the Purchase Agreement. Notwithstanding the foregoing, the documents referred to in Section 3.01(g)(iv) of the Purchase Agreement may be delivered after the date hereof provided they are all delivered prior to the Closing.

3.    Effectiveness. Any reference in the Purchase Agreement to "this Agreement" shall hereafter be deemed to refer to the Purchase Agreement as hereby amended. Except as expressly amended herein, the parties hereto hereby agree and acknowledge that all of the terms and provisions set forth in the Purchase Agreement remain in full force and effect in all respects.

4.    Necessary Action. Each party hereto shall perform any further acts and execute and deliver any documents, including documents further evidencing the amendments described herein, and any other related documents that may be reasonably necessary to carry out the provisions of this Amendment.
5.    Joint Drafting. The parties hereto and their respective counsel have participated in the drafting and redrafting of this Amendment and the general rules of construction which would construe any provisions of this Amendment in favor of or to the advantage of one party as opposed to the other as a result of one party drafting this Amendment as opposed to the other or in resolving any conflict or ambiguity in favor of one party as opposed to the other on the basis of which party drafted this Amendment are hereby expressly waived by all parties to this Amendment.
6.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
7.    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

TOWNSEND HOLDINGS LLC
By:	/s/ Terrance R. Ahern
Name: Terrance R. Ahern
Title: Chief Executive Officer

Signature Page to Amendment to Securities Purchase Agreement

NORTHSTAR ASSET MANAGEMENT GROUP INC.
By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel and Secretary

Signature Page to Amendment to Securities Purchase Agreement

TOWNSEND ACQUISITION LLC
By:	/s/ Collin E. Roche
Name: Collin E. Roche
Title: Authorized Officer

Signature Page to Amendment to Securities Purchase Agreement